UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

BREDA TELEPHONE CORP.
(Exact name of registrant as specified in its charter)

Iowa	0-26525	42-0895882
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

112 East Main, P.O. Box 190, Breda, Iowa	51436
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (712) 673-2311

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The board of directors of Breda Telephone Corp. declared a dividend to shareholders on March 11, 2008. The dividend was in the amount of $8.00 per share, for an aggregate dividend of $246,808, and is payable to shareholders of record on March 12, 2008. The dividend is payable on or before April 1, 2008. Breda Telephone Corp. had 30,851 outstanding shares on March 12, 2008.

Breda Telephone Corp. has the first right and option to purchase any or all of the shares of the Class A Common Stock or the Class B Common Stock of any shareholder which are the subject of any assignment. The purchase price payable by Breda Telephone Corp. if it determines to exercise its right to purchase any shares of the Class A Common Stock or the Class B Common Stock in connection with any assignment other than a voluntary sale of shares is the fair value of the shares as determined by the board of directors, in its sole discretion. Breda Telephone Corp. also has the right and option to purchase any or all of the shares of the Series 1 Class A Common Stock if the holder of the shares ceases to be an eligible telephone subscriber. The purchase price in this circumstance is also the fair value of the shares as determined by the board of directors, in its sole discretion. The board of directors has historically made the determination of the fair value of the shares once per year, in March, April or May, based upon Breda Telephone Corp.’s then most recent year-end financial statements, and, since 2002, has established the fair value at approximately 70% of the book value of Breda Telephone Corp. as of the end of the prior fiscal year. The board of directors of Breda Telephone Corp. established the fair value of the shares for this purpose on March 11, 2008 to be $509 per share, which amount is approximately 70% of the book value of Breda Telephone Corp. as of December 31, 2007 based upon Breda Telephone Corp.’s audited financial statements for the year ended December 31, 2007. The $509 per share amount was effective on March 12, 2008, and will continue until a new determination is made by the board of directors. The prior fair value amount that had been established by the board of directors was $457 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREDA TELEPHONE CORP.

Date: March 14, 2008	By:	/s/ Steve Frickenstein
Steve Frickenstein, Chief Executive Officer

Date: March 14, 2008	By:	/s/ Jane Morlok
Jane Morlok, Chief Financial Officer